Consent of Independent Auditors
                 -------------------------------



Potlatch Corporation, Plan Administrator
Potlatch Corporation Savings Plan for Hourly
   Employees of the Northwest Paper Division:


We consent to incorporation by reference in the Registration Statement (No. 33-25352) on Form S-8 of our report dated April 8, 1994 relating to the statement of financial condition of Potlatch Corporation Savings Plan for Hourly Employees of the Northwest Paper Division as of December 31, 1993 and 1992 and the related statements of income and changes in plan equity for the years then ended which report appears in the December 31, 1993 annual report on Form 11-K of Potlatch Corporation Savings Plan for Hourly Employees of the Northwest Paper Division.




                                    KPMG PEAT MARWICK




June 24, 1994








                                                       Exhibit (23)